Exhibit 10.10
Via Transportation, Inc.
February 13, 2014
Daniel Ramot
Dear Daniel:
I am pleased to offer you an increase in salary. If you accept, you will receive an annual salary, effective February 10, 2014, of $160,000, less applicable withholdings, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. The Company’s Board of Directors may, in its sole discretion, award you an annual bonus. As an employee, you are also eligible to receive certain employee benefits including medical insurance and a SIMPLE IRA retirement plan. You should note that that Company may modify salaries and benefits from time to time as it deems necessary.
The Company looks forward to a continued beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.
We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company.
As a Company employee, you will be expected to continue to abide by Company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Company Handbook, which the Company will soon complete and distribute.
To indicate your acceptance of this salary increase, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. You must also sign and complete the attached New York wage notice form advising you of the increase in your base salary. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews or relocation negotiations, whether written or oral, and any previous offer letters. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company President and you.
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We look forward to your favorable reply and to continuing to work with you at Via Transportation, Inc.
Sincerely,

/s/ Daniel Ramot
Daniel Ramot
President

/s/ Oren Shoval
Oren Shoval
Director
Duplicate Original Letter
New York Wage Notice Form